STOCK OPTION CALCULATION - EARNINGS PER SHARE


                          COMPUTATION OF PER SHARE EARNINGS


                          Three Months Ended March 31
                               1995           1994
                          (Thousands of dollars, except per share data)
PRIMARY
Average shares outstanding   31,076,704      30,860,158
Net effect of stock
  options - based on the
  treasury stock method using
  average market price         (1)             (1)
                          -------------- ---------------
        TOTAL                31,076,704      30,860,158

Net income (loss)               $34,276          $7,746

     Per-share amount             $1.10           $0.25

FULLY DILUTED
Average shares outstanding   31,076,704      30,860,158
Net effect of dilutive stock
  options - based on the
  treasury stock method using
  the average quarterly market
  price, if higher than exercise
  price                         149,901         150,257
                          -------------- ---------------
        TOTAL                31,226,605      31,010,415
                          ============== ===============

Net income (loss)               $34,276          $7,746

     Per-share amount             $1.10           $0.25


(1) Incremental number of shares excluded from calculation since they do not have a dilutive effect.

                          Exhibit 11